Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-38882, No. 333-102108 and No. 333-102109 of West Marine, Inc., all on Form S-8, of our report dated February 14, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to an accounting change, appearing in the Annual Report on Form 10-K of West Marine, Inc. for the year ended December 28, 2002.

/s /    DELOITTE & TOUCHE LLP

San Francisco, California

March 18, 2003